EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

Citizens and Farmers Bank, incorporated in Virginia

C&F Mortgage Corporation, incorporated in Virginia

Hometown Settlement Services LLC, organized in Virginia

Certified Appraisals LLC, organized in Virginia

Foundation Home Mortgage LLC, organized in Virginia

C&F Reinsurance LTD, organized in Turks & Caicos Islands

C&F Title Agency, Inc., incorporated in Virginia

C&F Finance Company, incorporated in Virginia

C&F Investment Services, Inc., incorporated in Virginia

C&F Insurance Services, Inc., incorporated in Virginia

C&F Financial Statutory Trust I, organized in Delaware

C&F Financial Statutory Trust II, organized in Delaware